Exhibit 4.3

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The descriptions below of Immunovant, Inc.’s (“our” or “we”) common stock and provisions of our amended and restated certificate of incorporation (“Restated Certificate”) and amended and restated bylaws (“Bylaws”) are summaries and are qualified by reference to our Restated Certificate and the Bylaws, which are filed as exhibits to this Annual Report on Form 10-K, and by the applicable provisions of the Delaware General Corporation Law (the “DGCL”).

General

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.0001 per share, 10,000 shares of Series A Preferred Stock, par value $0.0001 per share, and 10,000,000 shares of blank check preferred stock, par value $0.0001 per share.

Common Stock

Holders of the common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors, and do not have cumulative voting rights. Accordingly, the holders of a majority of the outstanding shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose, other than the directors that holders of Series A Preferred Stock are entitled to elect or any directors that the holders of any undesignated preferred stock that may be issued in the future may be entitled to elect. Subject to preferences of the Series A Preferred Stock and any preferences that may be applicable to any then outstanding blank check preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared by the board of directors out of legally available funds.

Series A Preferred Stock

Holders of the Series A Preferred Stock are entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of Series A Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter, and do not have cumulative voting rights.

The holder(s) of a majority of outstanding shares of Series A Preferred Stock, exclusively and as a separate class, are entitled to elect: (1) four Series A Preferred Directors, as long as the holder(s) of Series A Preferred Stock hold 50% or more of the voting power of all then-outstanding shares of capital stock entitled to vote generally at an election of directors, (2) three Series A Preferred Directors, as long as the holder(s) of Series A Preferred Stock hold 40% or more but less than 50% of the voting power of all then-outstanding shares of capital stock entitled to vote generally at an election of directors, and (3) two Series A Preferred Directors, as long as the holder(s) of Series A Preferred Stock hold 25% or more but less than 40% of the voting power of all then-outstanding shares of capital stock entitled to vote generally at an election of directors. Any Series A Preferred Director so elected may be removed without cause by, and only by, the affirmative vote of the Series A Preferred Holders, given either at a special meeting of the Series A Preferred Holders duly called for that purpose or pursuant to a written consent of the Series A Preferred Holder(s).

Each share of Series A Preferred Stock is convertible at any time at the option of the holder into one share of common stock. On any transfer of shares of Series A Preferred Stock, whether or not for value, each such transferred share will automatically convert into one share of common stock, except for certain transfers described in the Restated Certificate.

Each share of Series A Preferred Stock will automatically convert into one share of common stock at such time as the holders of Series A Preferred Stock hold less than 25% of the total voting power of our outstanding shares.

Blank Check Preferred Stock

Under the terms of the Restated Certificate, the board of directors has the authority, without further action by its stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the dividend, voting, and other rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations, or restrictions thereon, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

The board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of us and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock.

Liquidation Rights

In the event of our liquidation, dissolution, or winding up, the holders of the Series A Preferred Stock will receive first an amount per share equal to $0.01 and then the holders of the Series A Preferred stock and the common stock will be entitled to share ratably in the assets legally available for distribution to stockholders after the payment of or provision for all of our debts and other liabilities, subject any blank check preferred stock then outstanding.

No Preemptive or Similar Rights

Holders of our Series A Preferred Stock and common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking funds provisions applicable to the Series A Preferred Stock and common stock.

Registration Rights

In May 2019, Health Sciences Acquisitions Corporation (“HSAC”) entered into a registration rights agreement with Health Sciences Holdings, LLC (the “Sponsor”), pursuant to which the Sponsor was granted certain rights relating to the registration of securities of HSAC held by the Sponsor. In September 2019, HSAC, the Sponsor and the stockholders of Immunovant Sciences Ltd. (the “Sellers”) entered into an amended and restated registration rights agreement (the “Registration Rights Agreement”), which became effective as of the closing of our business combination with HSAC. Under the Registration Rights Agreement, the Sponsor and the Sellers hold registration rights that obligate us to register for resale under the Securities Act of 1933, as amended (the “Securities Act”), all or any portion of the Registrable Securities (as defined in the Registration Rights Agreement) held by the Sponsor and the Sellers. Each of the Sponsor, Roivant Sciences Ltd. and stockholders holding a majority-in-interest of all such Registrable Securities will be entitled to make a written demand for registration under the Securities Act of all or part of the their Registrable Securities. Subject to certain exceptions, if we propose to file a registration statement under the Securities Act with respect to our securities, under the Registration Rights Agreement, we will give notice to the Sponsor and the Sellers as to the proposed filing and offer such stockholders an opportunity to register the resale of such number of their Registrable Securities as they request in writing. In addition, subject to certain exceptions, such stockholders will be entitled under the Registration Rights Agreement to request in writing that we register the resale of any or all of their Registrable Securities on Form S-3 or any other registration statement that may be available at such time.

Anti-Takeover Provisions

Restated Certificate and Bylaws

Among other things, our Restated Certificate and Bylaws:

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authorize the issuance of up to 10,000,000 shares of “blank check” preferred stock, the rights, preferences and privileges of which may be designated from time to time by the our board of directors to increase the number of outstanding shares and discourage a takeover attempt;

•	provide that the authorized number of directors will be fixed at no less than seven and may be changed only by resolution of our board of directors, including the Series A Preferred Directors;

•	authorize the issuance of Series A Preferred Stock and the appointment of Series A Preferred Directors;

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provide that directors may be removed with or without cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all then-outstanding shares of our capital stock entitled to vote generally at an election of directors; provided that the Series A Preferred Directors may be removed without cause only by the holder(s) of Series A Preferred Stock;

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provide that, as long as we are a “controlled company,” as such term is defined under the rules of the exchange on which our securities are listed, the chairperson of the board of directors will be entitled to a casting vote and be entitled to two votes on any matter or resolution presented to the full board of directors or any committee on which he or she then serves for which a majority vote cannot be obtained; and

•	provide that from and after such time as we are no longer a “controlled company,” as such term is defined under the rules of the exchange on which our securities are listed:

•	any amendment to our Bylaws will require the approval of the holders of at least 66 2/3% of our then-outstanding shares of capital stock entitled to vote generally at an election of directors; and

•

any amendment to certain provisions of our Restated Certificate will require the approval of the holders of at least 66 2/3% of our then-outstanding shares of capital stock entitled to vote generally at an election of directors; provided that we shall not amend any provision of our Restated Certificate in a manner that adversely affects the powers, preferences or rights of the Series A Preferred Stock without the approval of the holder(s) of a majority of the Series A Preferred Stock.

The combination of these provisions will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and our policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock.

Choice of Forum

Our Restated Certificate provides that the Court of Chancery of the State of Delaware be the exclusive forum for actions or proceedings brought under Delaware statutory or common law: (1) any derivative action or proceeding brought on our behalf; (2) any action asserting a breach of fiduciary duty; (3) any action asserting a claim against us arising under the Delaware General Corporation Law; (4) any action regarding our Restated Certificate or our Bylaws; (5) any action as to which the Delaware General Corporation Law confers jurisdiction to the Court of Chancery of the State of Delaware; or (6) any action asserting a claim against us that is governed by the internal affairs doctrine. This provision would not apply to claims brought to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Our Restated Certificate further provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

Transfer Agent

The transfer agent for our securities is Continental Stock Transfer & Trust Company. The transfer agent’s address is 1 State Street, 30th Floor, New York, New York 10004.

Listing

Our common stock is listed on The Nasdaq Global Select Market under the trading symbol “IMVT.”